Exhibit 95

MINE SAFETY DISCLOSURE

We operate surface mines in the western United States to produce construction aggregates. The operation of our mines is subject to regulation by the Federal Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (the “Mine Act”). MSHA conducted 24 and 16 inspections at 17 and 14 of our mines during the three months ended June 30, 2021 and 2020, respectively. There were two and one reportable citations during the three months ended June 30, 2021 and 2020, respectively.

During the three months ended June 30, 2021 and 2020, specifically with respect to our mines:

●	MSHA did not issue any orders requiring persons to be withdrawn from the areas affected by the alleged violations of mandatory health or safety standards under Section 104(b) of the Mine Act.
●	MSHA did not issue any citations or orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act.
●	MSHA did not identify any flagrant violations under Section 110(b)(2) of the Mine Act.
●	MSHA did not issue any imminent danger order requiring immediate withdrawal from the affected areas under Section 107(a) of the Mine Act.
●	We did not experience any mining-related fatalities.
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We did not receive written notice of a pattern of violations of mandatory health or safety standards from MSHA under Section 104(e) of the Mine Act or of the potential to have a pattern of violations of mandatory health or safety standards from MSHA.

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There were no legal actions that were a contest of citations referenced in Subpart B of 29 CFR Part 2700, contests of proposed penalties referenced in Subpart C of 29 CFR 2700, complaints for compensation referenced in Subpart D of 29 CFR 2700, complaints of discharge, discrimination or interference in Subpart E of 29 CFR2700, applications for temporary relief referenced in Subpart F of 29 CFR Part 2700 and appeals of judges decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of 29 CFR 2700 pending before the Federal Mine Safety and Health Review Commission during the three months ended June 30, 2021 and 2020 except there was one legal action that was a contest of citations referenced in Subpart B of 29 CFR Part 2700 pending before the Federal Mine Safety and Health Review Commission during the three months ended June 30, 2020.

●	There were no such legal actions instituted or resolved during the three months ended June 30, 2021 and 2020.
●	Proposed assessments from the MSHA during the three months ended June 30, 2021 and 2020 were less than three thousand dollars.